EXHIBIT 99.1

Titan Machinery Inc. Announces Fiscal First Quarter 2009 Results

Revenue Increased to $153 Million

Operating Income Grew to $6.4 Million

Fargo, ND – June 16, 2008 —Titan Machinery Inc. (Nasdaq: TITN), a leading network of full service agriculture and construction equipment stores, today reported financial results for the first quarter ended April 30, 2008.

For the first quarter of fiscal 2009, revenue increased to $152.6 million from revenue of $79.8 million for the first quarter of the prior year.  All three of the Company’s main revenue sources — equipment, parts and services — contributed to this period-over-period revenue growth.  Equipment sales were $120.9 million, compared to $61.1 million in the same period last year.  Parts sales were $21.5 million in the first quarter, up from $12.3 million in the prior-year period.  Revenue generated from services improved to $8.9 million in the quarter compared to $5.4 million in the first quarter of last year.

Gross profit for the fiscal first quarter increased to $24.6 million, compared to $12.8 million in the first quarter of the prior year. The Company’s gross profit margin was 16.1% in the fiscal first quarter, the same as in the first quarter of the prior year.

Operating income for the fiscal first quarter increased to $6.4 million compared to $2.8 million in the same period a year ago.  The Company’s operating margin improved to 4.2% versus 3.5% last year.

Net income for the fiscal first quarter was $3.4 million, or $0.24 per diluted share, as compared to net income of $0.8 million, or $0.12 per diluted share, for the first quarter last year.

“We are very pleased with our overall financial and operational results in the first quarter of fiscal 2009,” said David Meyer, Titan Machinery’s Chairman and Chief Executive Officer.  “First quarter sales and gross profit increased in all three of our main revenue sources—equipment, parts, and services.  The higher margin parts and service revenue represented 46% of total gross profit for the first quarter.  A longer than normal planting season, our proven operating model, and the robust agriculture economy all contributed to a strong first quarter.”

Mr. Meyer added,  “We are continuing to see an overall strong agriculture economy.  As an example, large agricultural equipment sales for the overall industry in North America (including high horsepower tractors and combines), were up between 20% to 35% year to date through April.”

Acquisitions and Follow-On Offering

Peter Christianson, the Company’s President and Chief Financial Officer said, “Our recent successful follow-on offering has us well positioned to take advantage of the many long-term growth opportunities both organically and through acquisitions in our targeted agricultural and construction markets.  In fiscal 2009 to date, we have closed three acquisitions consisting of eight stores with historical revenues of $74 million.  This brings our total store count to 48.”

Recent Acquisitions:

Ceres Equipment Inc., with one store in Roseau, Minnesota, is a farm equipment dealership selling the CaseIH and New Holland brands.  Titan’s acquisition of Ceres was effective as of February 1, 2008. Ceres reported revenue of $11 million during its most recently completed fiscal year ended December 31, 2007.

Quad County Implement, Inc., with one store in Blairstown, Iowa, is a farm equipment dealership selling the CaseIH brand. This acquisition was effective on May 1, 2008.  Strategically located in contiguous markets to the Company’s Waverly store and Grundy Center store in Iowa, this acquisition expands the Company’s footprint in some of the most productive farmland in Iowa.  Blairstown reported revenues of $14.8 million during its most recently completed fiscal year ended June 30, 2007.

Mid-Land Equipment Company, L.C., with six stores in Iowa and Nebraska, is a dealership selling the Case Construction (CE) Equipment.  This acquisition closed on May 28, 2008.  Mid-Land Equipment has locations in Des Moines, Davenport, Clear Lake and Cedar Rapids, Iowa and Omaha and Lincoln, Nebraska.  Mid-Land reported revenues of $48.3 million during its most recently completed fiscal year ended December 31, 2007. The six Mid-Land Case CE stores are contiguous to existing Titan Machinery Case CE stores in South Dakota and strategically overlay the existing nine Titan Machinery CaseIH agricultural stores in Iowa.

Successful Follow-on Offering:

On May 16, 2008 the Company completed a follow-on public offering of its common stock.  The Company received approximately $78.7 million of net proceeds as a result of this offering of approximately 4.8 million shares of common stock, which included 650,000 shares sold by selling shareholders, priced at $20.00 per share.

Outlook

The Company evaluates its financial performance based on its customers’ annual production cycles as opposed to a quarterly basis, due to weather fluctuations and the seasonal nature of the Company’s business.  Based on this criteria, the Company is raising its revenue outlook for the full year ending January 31, 2009 to a range of $575 million to $625 million, compared to previously issued guidance of $550 million to $600 million.  Weighted average diluted shares outstanding for the fiscal year ending January 31, 2009 will increase from approximately 13.8 million to approximately 16.9 million  due to the recent follow-on offering.  The Company is raising its net income expectation to a range of $14.6 million to $15.5 million from a previous range of $12.0 million to $12.7 million.  The Company is raising its EPS guidance from $0.77 to $0.82 (adjusted for the impact of the follow-on offering) to $0.86 to $0.91.

Conference Call Information

The Company will host a conference call and audio webcast today at 7:30 a.m. Central time (8:30 a.m. Eastern time). Investors interested in participating in the live call can dial (800) 762-8779 from the U.S. International callers can dial (480) 629-9041. A telephone replay will be available approximately two hours after the call concludes and will be available through Monday, June 30, 2008, by dialing (800) 406-7325 from the U.S., or (303) 590-3030 from international locations, and entering confirmation code 3886267.There also will be a simultaneous, live webcast available on the Investor Relations section of the Company’s web site at www.titanmachinery.com. The webcast will be archived for 30 days.

About Titan Machinery Inc.

Titan Machinery Inc., founded in 1980 and headquartered in Fargo, North Dakota, owns and operates one of the largest networks of full service agricultural and construction equipment stores in North America. Currently, the Titan Machinery network includes 48 dealerships in North Dakota, South Dakota, Minnesota, Iowa and Nebraska, including two outlet stores, representing one or more of the CNH brands (NYSE: CNH), which include CaseIH, New Holland Agriculture, Case Construction, New Holland Construction, Kobelco and CNH Capital.  Additional information about Titan Machinery Inc. can be found at www.titanmachinery.com.

Forward Looking Statements

Except for historical information contained herein, the statements in this release are forward-looking and made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements made herein, which include statements regarding long-term growth opportunities in the Company’s targeted agricultural and construction markets, the Company’s expected results of operations for fiscal 2009 and beyond, and acquisition opportunities, involve known and unknown risks and uncertainties, which may cause Titan Machinery’s actual results in current or future periods to differ materially from forecasted results. Those risks and uncertainties include, among other things, a substantial dependence on a single distributor, growth and acquisition opportunities, potential difficulties integrating the operations of Ceres Equipment Inc., Quad County Implement, Inc., and Mid-Land Equipment Company, L.C. with Titan Machinery’s operations, industry supply levels, agriculture and construction industry conditions, governmental agriculture policies, seasonal fluctuations, climate conditions,  disruption in receiving ample inventory financing, increased competition in the geographic area served, and the impact of any future equity issuances outside our equity incentive plan.  Those and other risks are more fully described in Titan Machinery’s filings with the Securities and Exchange Commission, including the Company’s Annual Report on Form 10-K filed on April 28, 2008.  Titan Machinery conducts its business in a highly competitive and rapidly changing environment. Accordingly, new risk factors may arise. It is not possible for management to predict all such risk factors, nor to assess the impact of all such risk factors on Titan Machinery’s business or the extent to which any individual risk factor, or combination of factors, may cause results to differ materially from those contained in any forward-looking statement. Titan Machinery disclaims any obligation to update such factors or to publicly announce results of revisions to any of the forward-looking statements contained herein to reflect future events or developments.

TITAN MACHINERY INC.

Consolidated Statements of Operations

(in thousands except per share data)

	Three Months Ended April, 30
	2008	2007
	(Unaudited)	(Restated and Unaudited(1)
REVENUE
Equipment	$120,914	$61,103
Parts	21,504	12,325
Service	8,944	5,393
Other, including trucking and rental	1,220	1,006
TOTAL REVENUE	152,582	79,827

COST OF REVENUE
Equipment	107,918	54,889
Parts	15,794	9,150
Service	3,418	2,218
Other, including trucking and rental	853	751
TOTAL COST OF REVENUE	127,983	67,008

GROSS PROFIT	24,599	12,819

OPERATING EXPENSES	18,182	10,047

INCOME FROM OPERATIONS	6,417	2,772

OTHER INCOME (EXPENSE)
Interest and other income	310	14
Floorplan interest expense	(721)	(880)
Subordinated debt interest expense	(21)	(409)
Interest expense other	(292)	(246)

INCOME BEFORE INCOME TAXES	5,693	1,251

PROVISION FOR INCOME TAXES	(2,306)	(479)

NET INCOME	$3,387	$772

ADJUSTMENTS TO INCOME:
Amortization of syndication fees	—	(5)
Unpaid accumulated preferred dividends	—	(26)

INCOME AVAILABLE TO COMMON STOCKHOLDERS	$3,387	$741

EARNINGS PER SHARE - BASIC	$0.25	$0.17
EARNINGS PER SHARE - DILUTED	$0.24	$0.12

(1) The quarterly financial data in this release for the period ended April 30, 2007 is presented as restated based solely on the prior restatement of the Company’s financial statements for the periods ended January 31, 2007, January 31, 2006 and January 31, 2005. The restatement was necessary to correct various accounting errors and/or disclosure omissions that were identified during the SEC’s review of the Company’s registration statement for its initial public offering.

TITAN MACHINERY INC.

Consolidated Balance Sheets

(in thousands)

	April 30,	January 31,
	2008	2008
	(Unaudited)
ASSETS
CURRENT ASSETS
Cash	$41,969	$42,803
Receivables, net	28,170	22,061
Inventories	140,656	145,767
Prepaid expenses	341	215
Income tax receivable	—	1,074
Deferred income taxes	1,068	1,027

Total current assets	212,204	212,947

INTANGIBLES AND OTHER ASSETS
Parts inventory in excess of amounts expected to be sold currently	1,780	1,480
Goodwill	8,479	8,271
Intangible assets, net of accumulated amortization	318	337
Other	329	312
	10,906	10,400

PROPERTY AND EQUIPMENT, net of accumulated depreciation	16,904	16,022

	240,014	$239,369
LIABILITIES AND STOCKHOLDERS’ EQUITY

CURRENT LIABILITIES
Accounts payable	$13,789	$9,244
Floor plan notes payable	96,773	105,848
Current maturities of long-term debt	3,466	5,654
Customer deposits	25,735	19,309
Accrued expenses	5,438	6,138
Income taxes payable	1,241	—

Total current liabilities	146,442	146,193

LONG-TERM LIABILITIES
Long-term debt, less current maturities	10,520	13,083
Deferred income taxes	1,897	1,865
Other long term liabilities	1,514	811
	13,931	15,759

SUBORDINATED DEBENTURES	—	1,300

STOCKHOLDERS’ EQUITY
Common stock, par value $.00001 per share, authorized- 30,000 shares; outstanding - 13,450 at April 30, 2008 and 13,441, at January 31, 2008	—	—
Additional paid-in-capital	58,317	58,180
Retained earnings	21,324	17,937
	79,641	76,117

	$240,014	$239,369

Contact:

ICR, Inc.

John Mills, jmills@icrinc.com

310-954-1100